As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

CROSS COUNTRY HEALTHCARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4066229

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5201 Congress Avenue, Suite 100B Boca Raton, Florida	33487

(Address of Principal Executive Offices)	(Zip Code)

_____________________________

Cross Country Healthcare, Inc. 2020 Omnibus Incentive Plan
 (Full Title of the Plan)
_____________________________

Kevin C. Clark	Copies to:
Co-Founder & Chief Executive Officer	Michael E. Callahan, Esq.
Cross Country Healthcare, Inc.	Proskauer Rose LLP
5201 Congress Avenue, Suite 100B	Eleven Times Square
Boca Raton, Florida 33487	New York, New York 10036
(Name and Address of Agent for Service)	(212) 969-3738

(561) 998-2232
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act    ☐

___________________________

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.0001 per share	3,000,000(1)	$6.22(2)	$18,660,000(2)	$2,422.07

(1)	The Cross Country Healthcare, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”), authorizes the issuance of 3,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover an indeterminate number of shares of Common Stock as may be offered or issued under the Plan to prevent dilution resulting from stock dividends, stock splits, or similar transactions that result in an increase in the number of the outstanding shares of Common Stock or shares issuable pursuant to awards granted under the Plan.

(2)	Estimated solely for purposes of this offering under Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low selling prices per share of Common Stock on May 22, 2020 as reported on the Nasdaq Global Select Market.

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 5, 2020;

(b) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the Commission on May 8, 2020;

(c) the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 13, 2020, February 14, 2020, April 22, 2020, May 7, 2020, May 8, 2020 and May 21, 2020 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items);

(d) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 filed with the Commission on July 11, 2001 and February 27, 2002, including all amendments or reports filed for the purpose of updating this description; and

(e) the description of the Registrant’s Common Stock contained in the Registrant’s prospectus filed pursuant to Rule 424(b) of the Securities Act with the Commission on October 25, 2001 and March 21, 2002, together with any amendment or report filed with the Commission for the purpose of updating this description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any exhibits included with such Items) that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interest of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or
•	for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which these persons may be entitled. In addition, we maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed as part of this Registration statement:

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant (Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A, Commission File No. 333-64914, and incorporated by reference herein.)

4.2
Certificate of Correction to Amended and Restated Certificate of Incorporation of the Registrant (Previously filed as an exhibit to the Company's Form 10-K for the year ended December 31, 2017 and incorporated by reference herein.)

4.3	Amended and Restated By-laws of the Registrant (Previously filed as an exhibit to the Company's Form 10-Q for the quarter ended June 30, 2018 and incorporated by reference herein.)
4.4	Form of specimen common stock certificate (Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A, Commission File No. 333-64914, and incorporated by reference herein.)
5.1	Opinion of Proskauer Rose LLP*
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)*
99.1	Cross Country Healthcare, Inc. 2020 Omnibus Incentive Plan*

 * Filed herewith.

Item 9.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on May 27, 2020.

CROSS COUNTRY HEALTHCARE, INC.

 By: /s/ Kevin C. Clark
 Name: Kevin C. Clark
 Title: Co-Founder & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin C. Clark and William Burns, and each of them, acting singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin C. Clark	Co-Founder & Chief Executive Officer	May 27, 2020
Kevin C. Clark	(Principal Executive Officer)

/s/ William J. Burns	Executive Vice President & Chief Financial Officer	May 27, 2020
William J. Burns	(Principal Accounting and Financial Officer)

/s/ W. Larry Cash	Director	May 27, 2020
W. Larry Cash

/s/ Thomas C. Dircks	Director	May 27, 2020
Thomas C. Dircks

/s/ Gale Fitzgerald	Director	May 27, 2020
Gale Fitzgerald

/s/ Darrell S. Freeman, Sr.	Director	May 27, 2020
Darrell S. Freeman, Sr.

/s/ Janice E. Nevin	Director	May 27, 2020
Janice E. Nevin

/s/ Mark Perlberg	Director	May 27, 2020
Mark Perlberg

/s/ Joseph Trunfio	Director	May 27, 2020
Joseph Trunfio